Morgan Stanley Small Cap Growth Fund
Item 77.C.	Matters Submitted to a Vote of Security Holders
		June 26, 2001 as adjourned to July 25, 2001

	Approval of a new Sub-Advisory Agreement between Morgan
Stanley Investment Advisors Inc. and TCW Investment Management Company, a wholly-owned subsidiary of The TCW Group, Inc., in connection with the proposed acquisition of a controlling interest in The TCW Group, Inc. by Societe Generale Asset Management, S.A., a wholly-owned subsidiary of Societe Generale, S.A.

For: 10,157,379		Against: 413,321	Abstain: 735,981